Exhibit 99.1

Investor and Media Inquiries:
Michael A. Hajost
(610) 208-3476 mhajost@cartech.com

Carpenter Technology Announces Acquisition of Amega West

Services, LLC – Expands Reach in the Oil & Gas Market

WYOMISSING, Pa., January 3, 2011 — Carpenter Technology Corporation (NYSE:CRS) today announced it has acquired Amega West Services, LLC, a Houston-based manufacturer and service provider of complex components for directional drilling equipment. The business was purchased from a group consisting of Energy Special Situations Funds, other investors and certain Amega West employees for approximately $54 million. The acquisition provides Carpenter with additional opportunities for selling specialty alloys into the growing oil & gas market. The transaction is expected to be modestly accretive to earnings in fiscal year 2011.

“We view energy as one of our fastest growing end-markets and we are expanding our portfolio of target applications in oil & gas and power generation,” said William A. Wulfsohn, President and Chief Executive Officer of Carpenter Technology. “In particular, we believe that global oil & gas demand will continue to rise and directional drilling activity, which uses a variety of our specialty alloys, will increase. This acquisition enables us to accelerate our participation in the growth of directional drilling and speeds up introduction of new alloys into the market.”

Amega West is a leading manufacturer of high-precision components for measurement while drilling (MWD) and logging while drilling (LWD), drill collars, stabilizers and other down-hole tools used for directional drilling, which reduces the cost and environmental impact of oil & gas production. It is well known in the directional drilling industry for its high-precision machining, well-positioned rental fleet, and responsive customer service. Its management team has, in a short period of time, developed a reputation for high-quality products and outstanding service.

Carpenter Technology currently supplies alloys to Amega West. Carpenter’s industry-leading product portfolio of specialty alloys combined with Amega West’s capabilities in manufacturing components and tools used in directional drilling creates a more integrated, value-added supply chain for customers in the oil & gas market. Carpenter plans to expand Amega West’s manufacturing capacity at its Tyler, Texas, facility, as well as the rental fleet and the footprint of the company’s five North American service centers.

Amega West President Reddy Godula and Vice President Dave Overton will continue to manage Amega West’s operations.

“We are much stronger as a combined company,” said Godula. “Carpenter’s advanced alloys paired with Amega West’s ability to machine and service directional drilling equipment will enable us to provide more responsive, one-stop service to customers within this fast-growing market.”

About Carpenter Technology

Carpenter Technology produces and distributes conventional and powder metal specialty alloys, including stainless steels, titanium alloys, tool steels and superalloys. Information about Carpenter can be found at www.cartech.com.

Forward-Looking Statements

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2010 and the quarterly report on Form 10-Q for the quarter ended September 30, 2010 and the exhibits attached to those filings. They include but are not limited to: the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; the ability of Carpenter to achieve cost savings, productivity improvements or process changes; the ability to recoup increases in the cost of energy, raw materials, freight or other factors; domestic and foreign excess manufacturing capacity for certain metals; fluctuations in currency exchange rates; the degree of success of government trade actions; the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; possible labor disputes or work stoppages; the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; the availability of credit facilities to Carpenter, its customers or other members of the supply chain; the ability to obtain energy or raw materials; our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found; the ability to successfully integrate the Amega West Services, LLC acquisition; the ability to achieve additional opportunities for selling specialty alloys into the oil & gas market; and the ability to expand Amega West’s manufacturing capacity, rental fleet and service centers. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.